Exhibit 99.1

Contact:	Jessica Kersey
Polycom, Inc.
925.924.5689
Jessica.kersey@polycom.com

POLYCOM APPOINTS KEVIN KENNEDY TO BOARD OF DIRECTORS

PLEASANTON, Calif., May 8, 2008 – Polycom, Inc. (NASDAQ: PLCM), the market leader in unified collaborative communications solutions, today announced it has appointed Kevin Kennedy to its board of directors. Kennedy is a telecommunications industry veteran with extensive executive management and operations experience across broadband and mobile networks in the enterprise and service provider markets.

Kennedy is the president and chief executive officer at JDS Uniphase Corporation (JDSU), the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators and network equipment manufacturers. Prior to JDSU, he was Chief Operating Officer of OpenWave Systems and also spent seven years at Cisco Systems, most recently as senior vice president of the Service Provider Line of Business and Software Technologies Division. He began his career spending seventeen years at Bell Labs.

“We are delighted to welcome Kevin to the Polycom board of directors,” said Bob Hagerty, chairman and CEO of Polycom. “His extensive background in innovative technologies– particularly in the fast growth areas of broadband and mobility — as well as his experience with the service provider and government markets provide a natural fit to our broad portfolio of collaborative communications solutions, which include telepresence, HD video, and IP voice on wired and wireless devices.”

“This is an ideal time to be joining the board at Polycom,” said Kevin Kennedy. “Polycom is the leader in helping organizations use collaboration and communications to address globalization, dispersed workforces, rapidly-increasing travel costs, and priorities surrounding environmental sustainability. Collaboration is a top priority among CIOs implementing unified communications networks. I look forward to helping Polycom leverage this enormous opportunity.”

Kennedy holds engineering degrees, including a B.S. from Lehigh University in Pennsylvania and an M.S. and Ph.D. from Rutgers University. He was honored in 2006 by the Rutgers School of Engineering. Kennedy has published more than 30 papers on computational methods, data network and technology management and is the co-author of Going the Distance, published by Prentice Hall. In 1987, he was a congressional fellow to the US House of Representatives Committee on Science, Space, and Technology.

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations. Polycom delivers the broadest array of high definition telepresence video, wired and wireless voice, and content solutions so people can enjoy the best communications, whether from a real-time collaborative interaction or on-demand streamed video experience. Spanning from the desktop to the industry’s only immersive telepresence suite, Polycom’s high quality collaboration and communications solutions are easy to deploy and manage, as well as intuitive to use. Based on open standards, they integrate seamlessly with leading telephony and presence-based networks. With innovative market-driving technologies, a compelling vision for next generation visual communications, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations to gain a competitive advantage with proven and trusted communication solutions. For additional information, call 800-POLYCOM or visit the Polycom web site at www.polycom.com.

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Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. All other trademarks are the property of their respective owners. ©2008, Polycom, Inc. All rights reserved.